EXHIBIT 5.1

PHELPS DUNBAR LLP
COUNSELORS AT LAW
New Orleans, LA Baton Rouge, LA Houston, TX	Canal Place 365 Canal Street ● Suite 2000 New Orleans, Louisiana 70130-6534 (504) 566-1311 FAX: (504) 568-9130	Jackson, MS Tupelo, MS Gulfport, MS Tampa, FL
www.phelpsdunbar.com

December 12, 2007

Regent’s Secret, Inc.
5901 South Eastern Avenue
Commerce, California 90040
Attn: Board of Directors

Re:          Regent’s Secret, Inc.
Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel to Regent’s Secret, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of the offer and sale by the selling stockholders identified in the Registration Statement of up to an aggregate of 26,754,172 shares of the Company’s common stock, par value $0.001 per share (the “Company Shares”).

In rendering this opinion, we have examined and relied upon the original, or a photostatic or certified (or otherwise satisfactorily identified) copy, of such records of the Company, certificates of officers of the Company and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth hereinafter, we are of the opinion that the Company Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.  We express no opinion as to matters governed by any other laws, statutes, regulations or ordinances.  Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law.  We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.  This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” as the law firm that passed on the validity of the Company Shares.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

Very truly yours, /s/ Phelps Dunbar LLP PHELPS DUNBAR LLP